Exhibit 10.12

[ACADIA Letterhead]

January 10, 2008

John J. Kaiser

12389 Lynnwood Boulevard

Carmel, IN 46033

Revised Offer

Dear John:

We are delighted to offer to you the position of VP, Strategic Marketing & Commercial Development with ACADIA Pharmaceuticals Inc. (the “Company” or “ACADIA”) reporting to the Company’s Chief Executive Officer, Dr. Uli Hacksell. Subject to review and approval by the Company’s Board of Directors and successful completion of a background check, the terms of our offer are summarized below:

1.	Base Salary. Your salary will be $275,000 per year to be paid semi-monthly. As an employee of ACADIA, you will be expected to abide by the Company’s rules and regulations and to devote all of your business time, skill, attention and best efforts to ACADIA business to fulfill the responsibilities assigned to you.

2.	Signing Bonus. The Company will provide you a signing bonus of $100,000, subject to applicable income tax withholdings. This bonus will be paid in two payments. The first payment of $50,000 will be paid on the first pay period following the start date of your employment. You agree to refund this first payment to the Company if you voluntarily terminate your employment within 18 months of the start date of your employment. The second payment of $50,000 will be paid on the first pay period following the one-year anniversary of your start date with ACADIA. You agree to refund this second payment to the Company if you voluntarily terminate your employment prior to your two-year anniversary of employment with ACADIA.

3.	Bonus Plan. You will be eligible to receive a guaranteed bonus of $60,500, subject to the last two sentences of this paragraph, to be paid during the normal bonus payment schedule for the 2008 calendar year. Beginning the year 2009, you will be eligible to receive a discretionary annual performance bonus currently targeted at 22% of your annual base salary but which will be granted and determined in the sole discretion of the Company’s Board of Directors based upon its evaluation of the Company’s and your achievement of such specific performance goals as established by your supervisor. You must be an employee of the Company on the date upon which bonuses are paid in a given year to be eligible for any bonus. Your bonus, if any, will not be prorated in the event you resign or are terminated prior to the date upon which bonuses are awarded.

4.	Stock Options.

(a)	Initial Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option (the “Option”) to purchase 85,000 shares of the Company’s Common Stock (the “Shares”) at an exercise price equal to the fair market value of the common stock at the time of grant, as determined in accordance with the terms of the Company’s 2004 Equity Incentive Plan (the “Plan”).

(b)	Vesting. The Option will vest over four (4) years, with twenty-five percent (25%) of the Shares vesting on the first anniversary of the date of grant and 1/48th of the Shares vesting monthly thereafter on the monthly anniversary of the date of grant provided that you remain employed by the Company through each vesting installment date.

(c)	Other Terms. The Option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Plan, a related stock option agreement, and a notice of stock grant to be executed by you and the Company.

(d)	Change of Control. In the event the Company is acquired or completes a Corporate Transaction as defined in the Company’s 2004 Equity Incentive Plan, any unvested options you then hold will be immediately vested, subject to your continued employment for a period of at least six months following the completion of the Corporate Transaction if so requested by the Company.

5.	Severance Benefit. In the event the Company terminates your employment other than for Cause (as defined below), you will receive severance in the form of the continuation of your base salary in effect as of the date of termination for a nine month period following the termination of your employment and continuation of the health benefits you were receiving at the time of your termination (subject to the terms of the Company’s benefit plans) for the same nine-month period.

“Cause” for termination shall be deemed to exist upon a good faith finding by the Company of (a) your material failure to competently perform your assigned duties for the Company, (b) sustained poor performance of any material aspect of your duties or obligations, (c) dishonesty, gross negligence or other material misconduct, or (d) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony.

6.

Benefits. You will be eligible to participate in the Company’s standard benefit plans, which include medical, dental, vision, life, accidental death and dismemberment, and short and long-term disability insurance coverage. You will also be able to utilize a flexible spending arrangement that allows employees the opportunity to pay for certain dependent care and health care related costs with pretax dollars. Note that these plans for new employees are effective as of the 1st of the month following the employment start date and enrollment. Your eligibility and participation in these plans, is, of course, subject to the terms of the plans themselves.

7.	Vacation and Holidays. You will also receive 20 vacation days each year, accrued monthly, and paid holidays in accordance with the Company’s annual holiday schedule.

8.	401(k). You will have the opportunity to participate in the Company’s 401(k) plan. This plan currently provides for the Company to match, on a dollar for dollar basis, the employee contributions to the plan up to 5% of the employee’s compensation, subject to limitations imposed by the Internal Revenue Service. The Company match is subject to change at the discretion of the Board of Directors. The plan is managed by Fidelity Investments and provides for enrollment on the first day of each quarter.

9.	Inventions and Non-Disclosure. You will be required to sign the Inventions and Non-Disclosure Agreement, attached to this letter, as a condition of your employment.

10.	Authorization to Work. You will need to provide the Company with the legally required proof of your identity and authorization to work in the United States. Typically, a driver’s license with photograph and a social security card, or a passport will be sufficient and should be brought with you on your first day of work. Such documentation must be provided within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

11.	At-Will; Entire Agreement. Your employment is at-will and for no specified period, and either you or ACADIA may terminate this employment relationship at anytime and for any reason. The agreement in this letter sets forth our entire understanding regarding your employment and supersedes any other negotiations, written or oral.

The start date for your employment with ACADIA will be Monday, February 11, 2008 or other date as mutually agreed upon between you, Uli Hacksell and myself.

We look forward to your joining ACADIA Pharmaceuticals Inc. and believe that it will be a mutually beneficial experience. If you have any questions, please contact Uli Hacksell or myself at (858) 320-8690. This offer, if not accepted, will expire on January 18, 2008.

Please indicate your agreement with the above terms by signing below and returning to my attention.

Sincerely,

/s/ Natasha O. Bowman

Natasha O. Bowman

Director of Human Resources

Accepted and agreed:

/s/ John J. Kaiser	January 13, 2008
John J. Kaiser	Date

Enclosure—Inventions and Non-Disclosure Agreement